NEWS RELEASE

	Contacts:	Billy F. Mitcham, Jr., President & CEO Mitcham Industries, Inc. 936-291-2277
Jack Lascar / Karen Roan
FOR IMMEDIATE RELEASE		Dennard Rupp Gray & Easterly (DRG&E) 713-529-6600

MITCHAM INDUSTRIES REPORTS
FISCAL 2010 SECOND QUARTER RESULTS

•	Excluding special items, Company reports net loss of $0.05 per share

•	Branches established in Peru and Colombia

•	Company renews and expands its exclusive agreement with Sercel

HUNSTVILLE, TX – SEPTEMBER 8, 2009 – Mitcham Industries, Inc. (NASDAQ: MIND) (the “Company”) today announced financial results for its fiscal 2010 second quarter ended July 31, 2009.

The Company’s total revenues for the second quarter of fiscal 2010 were $12.7 million compared to $17.5 million in the second quarter of fiscal 2009. The Company reported a net loss of $1.0 million, or $0.10 per share, for the second quarter of fiscal 2010 compared to net income of $1.6 million, or $0.16 per diluted share, for the second quarter of fiscal 2009. Fiscal 2010 second quarter results include a $649,000 charge to the Company’s provision for doubtful accounts and approximately $200,000 in yet to be recovered additional costs related to the Company’s current contract with the Royal Australian Navy. Absent these two items, the Company’s second quarter 2010 net loss was approximately $442,000, or $0.05 per share.

Bill Mitcham, the Company’s President and CEO, stated, “While we experienced a decline in revenues in our equipment leasing business during the second quarter, our Seamap segment had an excellent quarter, reflecting initial shipments on our Polarcus contract. Despite the ongoing challenges in the oil and gas industry, there are several positive factors that bode well for our leasing segment for the balance of the year. We recently began a large job in North America, requiring 27,000 channels, which we expect to contribute significantly to our leasing revenues in the second half of this fiscal year. We are also involved in several projects in South America. As a result of the continued activity and opportunities in South America, we have decided to establish branch operations in Peru and Colombia. Having those operations and equipment on the ground will enable us to better serve our customers in that region. Overall, bidding activity continues to improve and there are indications of renewed activity in Russia and Canada, which we believe will benefit our core leasing business for the balance of this fiscal year.

“In the second quarter, we delivered two GunLink 4000 systems and two BuoyLink systems to Polarcus for the first two of their new-build seismic vessels. We expect to deliver equipment to Polarcus for an additional vessel in the third quarter and a fourth vessel in the fourth quarter of this fiscal year. We had originally been awarded orders to supply a total of six vessels. However, recently Polarcus cancelled two of those vessels in connection with a financing transaction and therefore cancelled our related orders. We are hopeful that the orders for these two vessels will be reissued in our next fiscal year.

“Significantly, subsequent to the second quarter, we renewed our exclusive equipment lease agreement with Sercel Inc. Under the terms of this arrangement, we continue as the exclusive short-term rental agent for Sercel’s DSU3 digital sensor unit throughout the world and become the exclusive short-term rental agent for all of Sercel’s downhole tools in North and South America. The exclusive arrangement extends through December 2011, and we have agreed to purchase minimum quantities of this equipment during that period.”

SECOND QUARTER FISCAL 2010 RESULTS

Total revenues for the fiscal 2010 second quarter, which is seasonally the Company’s weakest quarter, were $12.7 million compared to $17.5 million for the second quarter of fiscal 2009, a decline of approximately 28%. The decline was attributable to a substantial decrease in equipment leasing revenues, which partially offset strong sales at Seamap. A significant portion of the Company’s revenues are generated from sources outside the United States, with revenues from international customers totaling approximately 78% of total revenues during the second quarter of fiscal 2010 compared to 86% of total revenues in the same period last year.

Core revenues from equipment leasing, excluding equipment sales, were $4.8 million compared to $7.5 million in the same period a year ago, a 36% decline. Leasing revenues were impacted by continued weak demand for seismic equipment and services due to the lower level of global oil and gas exploration activity.

Sales of new seismic, hydrographic and oceanographic equipment were $731,000 compared to $4.9 million in the comparable period a year ago, and sales of lease pool equipment were $101,000 compared to $1.8 million in the second quarter of fiscal 2009. The lower levels of these sales reflect the overall decline in demand for seismic equipment in the current environment.

Seamap equipment sales in the second quarter increased 114% to $7.0 million from $3.3 million in the comparable period a year ago, primarily due to shipments to Polarcus. During the fiscal 2010 second quarter, the Company delivered two GunLink 4000 fully distributed digital gun controller systems and two BuoyLink RGPS tail buoy positioning systems for the first two Polarcus vessels.

Total gross profit in the fiscal 2010 second quarter was $3.3 million compared to $7.1 million in the second quarter of fiscal 2009, a 53% decline. The fiscal 2010 second quarter gross profit decline was primarily attributable to lower leasing revenues and higher depreciation expense related to new lease pool equipment that the Company acquired during fiscal 2009. Also impacting fiscal 2010 gross profit were approximately $200,000 in additional costs related to SAP’s contract with the Royal Australian Navy. The Company hopes to recoup these costs but has not reflected their recovery in the second quarter results. Gross profit margin for the second quarter of fiscal 2010 was 26% compared to 41% in the same period a year ago for the reasons cited above.

General and administrative (“G&A”) costs for the second quarter of fiscal 2010 were $4.0 million compared to $4.4 million in the second quarter of fiscal 2009, reflecting lower personnel related costs. During the second quarter, the Company recorded a $649,000 charge to provision for doubtful accounts as a result of the unexpected bankruptcy of two customers. The Company recorded an operating loss for the second quarter of fiscal 2010 of $1.5 million compared to operating income of $2.3 million in the comparable period a year ago. The loss before income taxes was $1.4 million compared to income of $2.5 million in the second quarter of fiscal 2009. The Company recorded an income tax benefit of $428,000 in the fiscal 2010 second quarter compared to income tax expense of $921,000 in the second quarter of fiscal 2009.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the second quarter was $3.3 million, or 26% of total revenues, compared to $6.4 million, or 37% of total revenues, in the same period last year. Adjusted EBITDA, which excludes stock-based compensation expense, was $3.7 million, or 30% of total revenues, in the second quarter compared to $6.9 million, or 40% of total revenues, in the second quarter of last year. EBITDA and Adjusted EBITDA, which are not measures determined in accordance with generally accepted accounting principles (“GAAP”), are defined and reconciled to reported net (loss) income, the most comparable GAAP measure, in Note A under the accompanying financial tables.

FIRST HALF FISCAL 2010 RESULTS

Total revenues for the first six months of fiscal 2010 were $23.3 million compared to $36.0 million in the first six months of fiscal 2009. Core equipment leasing revenues were $11.1 million for the first six months of fiscal 2010 versus $19.9 million for the first six months of fiscal 2009. Sales of new seismic, hydrographic and oceanographic equipment for the first half of fiscal 2010 were $2.3 million versus $5.2 million a year ago. Sales of lease pool equipment were $170,000 compared to $2.4 million a year ago. Seamap equipment sales for the first half of fiscal 2010 were $9.6 million compared to $8.6 million in the first half of fiscal 2009.

The Company reported an operating loss for the first half of fiscal 2010 of $1.5 million compared to operating profit of $8.7 million in the first half of fiscal 2009. The net loss for the first six months was $1.1 million, or $0.11 per share, compared to net income of $5.9 million, or $0.57 per diluted share, in the same period a year ago. EBITDA for the first six months of fiscal 2010 was $7.8 million, or 34% of total revenues, compared to $16.8 million, or 47% of total revenues, in the first six months of fiscal 2009. Adjusted EBITDA was $8.7 million, or 37% of total revenues, in the first six months of fiscal 2010 compared to $18.0 million, or 50% of total revenues, in the first six months of last year.

CONFERENCE CALL

The Company has scheduled a conference call for Wednesday, September 9, 2009 at 9:00 a.m. Eastern time to discuss its fiscal 2010 second quarter results. To access the call, please dial (480) 629-9771 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging on that site and clicking “Investors.” A telephonic replay of the conference call will be available through September 17, 2009 and may be accessed by calling (303) 590-3030, and using the passcode 4142934#. A web cast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or email dmw@drg-e.com.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; and the United Kingdom and with associates throughout Europe, South America and Asia, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry.

This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included herein, including statements regarding the Company’s future financial position and results of operations, planned capital expenditures, the Company’s business strategy and other plans for future expansion, the future mix of revenues and business, future demand for the Company’s services and general conditions in the energy industry in general and seismic service industry, are forward-looking statements. While management believes that these forward-looking statements are reasonable when and as made, actual results may differ materially from such forward-looking statements. Important factors that could cause or contribute to such differences include possible decline in demand for seismic data and our services; the effect of recent declines in oil and natural gas prices on exploration activity; the effect of uncertainty in financial markets on our customers’ and our ability to obtain financing; loss of significant customers; defaults by customers on amounts due us; possible impairment of long-lived assets; risks associated with our manufacturing operations; foreign currency exchange risk; and other factors that are disclosed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and available from the Company without charge. Readers are cautioned to not place undue reliance on forward-looking statements which speak only as of the date of this release and the Company undertakes no duty to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

- Tables to follow -

MITCHAM INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	July 31, 2009
	(unaudited)	January 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$6,188	$5,063
Restricted cash	444	969
Accounts receivable, net	11,649	12,415
Current portion of contracts receivable	569	836
Inventories, net	6,074	3,772
Costs incurred and estimated profit in excess of billings on uncompleted contract	1,240	1,787
Income taxes receivable	—	1,000
Deferred tax asset	1,123	1,682
Prepaid expenses and other current assets	1,039	1,535
Total current assets	28,326	29,059
Seismic equipment lease pool and property and equipment, net	65,824	64,251
Intangible assets, net	2,827	2,744
Goodwill	4,320	4,320
Deferred tax asset	1,657	—
Long-term portion of contracts receivable	3,806	3,806
Other assets	50	47

Total assets	$106,810	$104,227

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,325	$13,561
Income taxes payable	722	—
Deferred revenue	439	424
Accrued expenses and other current liabilities	2,985	3,877
Total current liabilities	14,471	17,862
Non-current income taxes payable	2,966	3,260
Deferred tax liability	—	32
Long-term debt	7,450	5,950
Total liabilities	24,887	27,104
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 20,000 shares authorized; 10,737 and 10,725 shares issued at July 31, 2009 and January 31, 2009, respectively	107	107
Additional paid-in capital	75,488	74,396
Treasury stock, at cost (924 and 922 shares at July 31, 2009 and January 31, 2009, respectively)	(4,827)	(4,826)
Retained earnings	8,637	9,727
Accumulated other comprehensive income (loss)	2,518	(2,281)

Total shareholders’ equity	81,923	77,123

Total liabilities and shareholders’ equity	$106,810	$104,227

MITCHAM INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the Three Months		For the Six Months Ended
	Ended July 31,		July 31,
	2009	2008	2009	2008
Revenues:
Equipment leasing	$4,802	$7,500	$11,128	$19,873
Lease pool equipment sales	101	1,844	170	2,405
Seamap equipment sales	7,043	3,285	9,641	8,567
Other equipment sales	731	4,866	2,343	5,184

Total revenues	12,677	17,495	23,282	36,029

Cost of sales:
Direct costs — equipment leasing	925	343	1,453	785
Direct costs — lease pool depreciation	4,416	3,673	8,517	7,313
Cost of lease pool equipment sales	87	1,108	97	1,232
Cost of Seamap and other equipment sales	3,917	5,257	6,111	7,957

Total cost of sales	9,345	10,381	16,178	17,287

Gross profit	3,332	7,114	7,104	18,742
Operating expenses:
General and administrative	3,969	4,430	7,471	9,210
Provision for doubtful accounts	649	-	649	95
Depreciation and amortization	223	364	477	759

Total operating expenses	4,841	4,794	8,597	10,064

Operating (loss) income	(1,509)	2,320	(1,493)	8,678
Other income (expenses):
Interest, net	(92)	223	(181)	373
Other, net	163	3	282	8

Total other income	71	226	101	381

(Loss) income before income taxes	(1,438)	2,546	(1,392)	9,059
Benefit (provision) for income taxes	428	(921)	302	(3,156)

Net (loss) income	$(1,010)	$1,625	$(1,090)	$5,903

Net (loss) income per common share:
Basic	$(0.10)	$0.17	$(0.11)	$0.61

Diluted	$(0.10)	$0.16	$(0.11)	$0.57

Shares used in computing net (loss) income per common share:
Basic	9,797	9,764	9,790	9,758

Diluted	9,797	10,385	9,790	10,361

MITCHAM INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Six Months Ended
	July 31,
	2009	2008
Cash flows from operating activities:
Net (loss) income	$(1,090)	$5,903
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	9,055	8,153
Stock-based compensation	840	1,163
Provision for doubtful accounts	649	95
Provision for inventory obsolescence	(75)	249
Gross profit from sale of lease pool equipment	(73)	(1,173)
Excess tax benefit from exercise of non-qualified stock options	(7)	(96)
(Benefit) provision for deferred income taxes	(1,210)	474
Changes in non-current income taxes payable	(294)	331
Changes in working capital items:
Accounts receivable	501	(1,246)
Contracts receivable	267	(779)
Inventories	(1,677)	916
Prepaid expenses and other current assets	405	942
Income taxes receivable and payable	2,213	(1,190)
Costs incurred and estimated profit in excess of billings on uncompleted contract	973	—
Accounts payable, accrued expenses, other current liabilities and deferred revenue	240	(7,298)

Net cash provided by operating activities	10,717	6,444

Cash flows from investing activities:
Purchases of seismic equipment held for lease	(11,597)	(15,411)
Purchases of property and equipment	(283)	(470)
Sale of used lease pool equipment	170	2,405
Net cash used in investing activities	(11,710)	(13,476)

Cash flows from financing activities:
Net proceeds from line of credit	1,500	2,000
Payments on borrowings	—	(1,500)
Proceeds from (purchases of) short-term investments	797	(1,413)
Proceeds from issuance of common stock upon exercise of stock options, net of stock surrendered to pay taxes	(6)	196
Excess tax benefit from exercise of non-qualified stock options	7	96

Net cash provided by (used in) financing activities	2,298	(621)
Effect of changes in foreign exchange rates on cash and cash equivalents	(180)	(79)

Net increase (decrease) in cash and cash equivalents	1,125	(7,732)
Cash and cash Cash and cash equivalents, beginning of period	5,063	13,884

Cash and ca Cash and cash equivalents, end of period	$6,188	$6,152

Note A

MITCHAM INDUSTRIES, INC.
Reconciliation of Net (Loss) Income to EBITDA
(In thousands)
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	July 31,		July 31,
	2009	2008	2009	2008
		(in thousands)		(in thousands)
Net (loss) income	$(1,010)	$1,625	$(1,090)	$5,903
Interest expense (income), net	92	(223)	181	(373)
Depreciation and amortization	4,670	4,077	9,055	8,153
(Benefit) provision for income taxes	(428)	921	(302)	3,156

EBITDA (1)	3,324	6,400	7,844	16,839
Stock-based compensation	424	527	840	1,163

Adjusted EBITDA (1)	$3,748	$6,927	$8,684	$18,002

(1)	EBITDA is defined as net income (loss) before (a) interest income, net of interest expense, (b) provision for (or benefit from) income taxes and (c) depreciation, amortization and impairment. Adjusted EBITDA excludes stock-based compensation. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We have included these non-GAAP financial measures because management utilizes this information for assessing our performance and as indicators of our ability to make capital expenditures, service debt and finance working capital requirements. The covenants of our revolving credit agreement require us to maintain a minimum level of EBITDA. Management believes that EBITDA and Adjusted EBITDA are measurements that are commonly used by analysts and some investors in evaluating the performance of companies such as us. In particular, we believe that it is useful to our analysts and investors to understand this relationship because it excludes transactions not related to our core cash operating activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations. EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. In evaluating our performance as measured by EBITDA, management recognizes and considers the limitations of this measurement. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA and Adjusted EBITDA are only two of the measurements that management utilizes. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

Mitcham Industries, Inc.
Segment Operating Results
(In thousands)
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	July 31,		July 31,
	2009	2008	2009	2008
		(in thousands)		(in thousands)
Revenues:
Equipment Leasing	$5,634	$14,210	$13,641	$27,462
Seamap	7,172	3,302	9,855	8,607
Inter-segment sales	(129)	(17)	(214)	(40)

Total revenues	12,677	17,495	23,282	36,029

Cost of sales:
Equipment Leasing	6,283	8,483	12,190	12,971
Seamap	3,231	1,972	4,340	4,441
Inter-segment costs	(169)	(74)	(352)	(125)

Total cost of sales	9,345	10,381	16,178	17,287

Gross Profit:
Equipment Leasing	(649)	5,727	1,451	14,491
Seamap	3,941	1,330	5,515	4,166
Inter-segment profit	40	57	138	85

Total gross profit	$3,332	$7,114	$7,104	$18,742

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